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Exhibit 3.10

STUART ENERGY SYSTEMS CORPORATION

Unaudited Consolidated Balance Sheets

September 30, 2004 and March 31, 2004
(in thousands of dollars)

	September 30, 2004	March 31, 2004 As restated, See Note 2(a)
Assets
Current assets:
Cash and cash equivalents	$5,017	$4,522
Short-term investments	41,313	55,081
Accounts receivable	6,202	6,160
Inventories	4,865	4,889
Prepaid expenses	254	568

	57,651	71,220
Capital assets	9,081	11,157
Intangible assets	15,951	17,116
Goodwill	10,889	11,167
Other non-current assets	195	79

	$93,767	$110,739

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,353	$14,956
Customer deposits	4,610	4,842

	17,963	19,798
Shareholders' Equity:
Share capital	217,040	217,057
Cumulative foreign currency translation adjustment	(1,606)	(267)
Contributed surplus	562	288
Deficit	(140,192)	(126,137)

	75,804	90,941
	$93,767	$110,739

(Signed) Jon Slangerup Director	(Signed) Douglas S. Alexander Director

STUART ENERGY SYSTEMS CORPORATION

Unaudited Consolidated Statements of Operations

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars except loss per share)

	Three Months Ended September 30		Six Months Ended September 30
	2004	2003 As restated, See Notes 2(a), 3	2004	2003 As restated, See Notes 2(a), 3
Product sales and service revenue	$5,514	$3,846	$11,176	$6,894
Cost of product sales and service	4,902	5,931	9,969	9,202

	612	(2,085)	1,207	(2,308)
Research and product development	3,356	1,602	5,935	4,290
General and administrative	2,561	3,050	6,442	6,906
Amortization	1,630	1,557	3,303	3,226

	7,547	6,209	15,680	14,422
Loss before under noted	(6,935)	(8,294)	(14,473)	(16,730)
Investment and other income	227	333	419	1,388

Loss before income taxes	(6,708)	(7,961)	(14,054)	(15,342)

Income taxes	1	—	1	3
Net loss	$(6,709)	$(7,961)	$(14,055)	$(15,345)

Basic and diluted net loss per share	$(0.19)	$(0.28)	$(0.39)	$(0.54)

Weighted average number of common shares outstanding	36,261,199	28,215,497	36,255,062	28,211,313

STUART ENERGY SYSTEMS CORPORATION

Unaudited Consolidated Statements of Deficit

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars)

	Three Months Ended September 30		Six Months Ended September 30
	2004	2003	2004	2003
Deficit, beginning of the period, as previously stated	$(133,483)	$(95,924)	$(125,872)	$(88,441)
Re-statement for Asset Retirement Obligation (Note 2(a))	—	(33)	(265)	(132)

Deficit, beginning of the period, re-stated	(133,483)	(95,957)	(126,137)	(88,573)
Net loss	(6,709)	(7,961)	(14,055)	(15,345)

Deficit, end of period	$(140,192)	$(103,918)	$(140,192)	$(103,918)

STUART ENERGY SYSTEMS CORPORATION

Unaudited Consolidated Statements of Cash Flows

Three and Six Months ended September 30, 2004 and 2003
(in thousands of dollars)

	Three Months Ended September 30		Six Months Ended September 30
	2004	2003 As restated, See Notes 2(a),3	2004	2003 As restated, See Notes 2(a),3
Cash provided by (used in):
Operations:
Loss for the period	$(6,709)	$(7,961)	$(14,055)	$(15,345)
Items not involving cash:
Amortization of capital assets	1,265	1,119	2,544	2,355
Amortization of intangible assets	365	382	759	759
Amortization of deferred charge	—	56	—	112
Stock based compensation expense	199	72	274	142
Unrealized gains	(174)	—	(174)	—
Change in non-cash operating working capital	(250)	(678)	(2,089)	(3,818)

	(5,304)	(7,010)	(12,741)	(15,795)
Financing:
Net proceeds from issuance of common shares	—	—	(17)	—
Investments:
Decrease in short term investments	5,399	9,747	13,767	18,830
Purchase of capital assets	(185)	(341)	(468)	(1,538)
Patents	(55)	(1)	(96)	(16)
Proceeds from note receivable	50	50	50	50

	5,209	9,455	13,253	17,326

Increase (decrease) in cash and cash equivalents	$(95)	$2,445	$495	$1,531
Cash and cash equivalents, beginning of period	$5,112	$2,074	$4,522	$2,988

Cash and cash equivalents, end of period	$5,017	$4,519	$5,017	$4,519

Supplemental Cash flow Information:
Interest paid	$23	$7	$51	$18
Income taxes paid	$1	$9	$1	$70

STUART ENERGY SYSTEMS CORPORATION

Notes to the Unaudited Consolidated Financial Statements

Three and Six months ended September 30, 2004, and 2003
(in thousands of dollars)

1. Significant Accounting Policies

The notes to these interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles but do not contain all of the disclosures required by generally accepted accounting principles for annual financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31, 2004 and the notes thereto.

These interim consolidated financial statements follow the same accounting policies and methods of application as the consolidated financial statements for the year ended March 31, 2004 except as described in Note 2.

2. New accounting standards

(a)
Asset retirement obligations

Effective April 1, 2004, the Company adopted the CICA Handbook Section 3110 "Asset Retirement Obligations", which replaced the guidance on future removal and site restoration costs included in the CICA Handbook Section 3061 "Property Plant and Equipment". The standard requires recognition of a liability at its fair value for the obligation associated with the retirement of a tangible long-lived asset. A corresponding asset retirement cost is added to the carrying amount of the related asset and amortized over the useful life of the asset.

The Company has asset retirement obligations to restore leased facilities upon termination of the leases. Management has estimated a discounted liability at April 1, 2002 of $484,000. The total undiscounted amount of estimated cash flows required to settle the obligation at lease end is $536,000. These costs have been discounted and added to the carrying costs of leasehold improvements as at April 1, 2002. These costs are being amortized over the remaining lease term of fifty-two months. For the three and six months ended September 30, 2004, the Company recorded amortization and liability accretion expense of $28,000 and $56,000 and $5,400 and $10,800 respectively related to these obligations. The amortization related to prior periods has been accounted for retroactively with re-statement of prior period comparative amounts. The amortized balance of Asset Restoration Cost at September 30, 2004 is $205,000 (March 31, 2004—$261,000). The credit adjusted risk-free discount rate used to calculate these obligations is 4.1%.

(b)
Hedging relationships

In December 2001, the CICA issued guidance on accounting for hedging relationships. These guidelines specify the circumstances in which hedge accounting is appropriate, including the identification, documentation, designation and effectiveness of hedges and also the discontinuances of hedge accounting. The Company has implemented this accounting guideline on April 1, 2004. The Company has included in other assets, unrealized gains on foreign exchange options contracts of $174,000 for the three and six months ended September 30, 2004.

3. Share Capital

As of September 30, 2004, there were 36,261,199 (March 31, 2004—36,246,879) shares outstanding.

Stock Option Plan:
The Company has reserved for issuance 3,600,000 shares (March 31, 2004-3,100,000) pursuant to a stock option plan (the "Plan"). Under the Plan, options may be granted by the Board of Directors to employees, officers, consultants and members of the Board of Directors.

Stock option transactions during the six-month periods ended September 30th are summarized as follows:

	Fiscal 2005		Fiscal 2004
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding, beginning of period	2,827,520	$5.41	2,907,150	$5.48
Granted	497,000	2.99	169,500	2.97
Exercised	(14,320)	0.01	(44,160)	0.01
Cancelled	(20,000)	7.95	(133,010)	6.15

Outstanding, end of period	3,290,200	$5.05	2,899,480	$5.39

Options exercisable, end of period	2,068,983	$5.50	1,911,751	$5.27

The assumed exercise of these options would not have a dilutive effect on loss per share thereby resulting in the same weighted average number of shares outstanding at September 30, 2004 being used for purposes of calculating the basic and diluted earnings per share figures.

The Company uses the Black-Scholes option pricing model to estimate the fair value at the date of grant for options granted subsequent to April 1, 2002. In the second quarter of fiscal 2005, 285,000 (September 30, 2003—5,000) options with a weighted average fair value of $2.81 (September 30, 2003—$3.24) were granted and valued using the following weighted average assumptions;

	September 30, 2004	September 30, 2003
Risk free interest rate (%)	4.58%	4.64%
Expected volatility (%)	86%	86%
Expected life (in years)	10	10
Expected dividends	nil	nil

The Company adopted fair value accounting for employee stock based compensation expense at April 1, 2003. For the three and six month periods ended September 30, 2003, stock based compensation expense was previously disclosed on a pro-forma basis. The three and six month periods ended September 30, 2003 have now been restated to reflect the expensing of these costs.

Had the fair value method of accounting for stock options granted to employees been adopted for stock options granted during fiscal 2003, the pro forma impact of the compensation would be as follows;

(in thousands of dollars except per share amounts)	Three months ended September 30, 2004	Three months ended September 30, 2003, As restated
Loss attributable to common shareholders—as reported	$(6,709)	$(7,961)
Stock-based compensation expense, As restated	60	114

Loss attributable to common shareholders-pro forma	$(6,769)	$(8,075)

Loss per share—as reported	$(0.19)	$(0.28)
Loss per share—pro forma	$(0.19)	$(0.29)

Weighted average number of shares outstanding	36,261,199	28,215,497

(in thousands of dollars except per share amounts)	Six months ended September 30, 2004	Six months ended September 30, 2003, As restated
Loss attributable to common shareholders—as reported	$(14,055)	$(15,345)
Stock-based compensation expense, As restated	128	244

Loss attributable to common shareholders-pro forma	$(14,183)	$(15,589)

Loss per share—as reported	$(0.39)	$(0.54)
Loss per share—pro forma	$(0.39)	$(0.55)

Weighted average number of shares outstanding	36,255,062	28,211,313

4. Research and product development

Research and development expenses are recorded net of program funding received or receivable. For the three and six months ended September 30, 2004 and 2003, the following research and development expenses had been incurred and program funding received or receivable:

	Three Months Ended September 30		Six Months Ended September 30
	2004	2003	2004	2003
Research and product development expenses	$3,662	$1,702	$6,502	$4,390
Research and product development funding	306	100	567	100

Total research and product development expenses	$3,356	$1,602	$5,935	$4,290

5. Employee future benefits

During the three and six month period ended September 30, 2004, an expense of approximately $147,000 and $87,000 respectively ($158,000 and $114,000 in the three and six month periods ended September 30, 2003) were charged to income for defined contribution pension costs.

6. Guarantees

  Standby Letters of Credit and Letters of Guarantee

As at September 30, 2004, the Company has outstanding standby letters of credit and letters of guarantee issued by several financial institutions of $5,060,000 (March 31, 2004—$5,822,000) which have various expiry dates extending through to November, 2008. These instruments primarily relate to obligations in connection with the terms and conditions of the Company's sales contracts. The standby letters of credit and letters of guarantee may be drawn upon by the customer if the Company fails to perform its obligations under the sales contracts and the Company would be liable to the financial institution for the amount of the standby letter of credit or letter of guarantee in the event that the instruments are drawn upon by the customer.

7. Segment Information

Summarized product sales and service revenue by geographic region as determined by location of the customers is as follows:

	Three Months Ended September 30		Six Months Ended September 30
	2004	2003	2004	2003
North America	$1,525	$381	$2,060	$602
South America	31	138	121	204
Europe	2,998	2,372	5,286	4,286
Africa	128	22	129	34
Austral-Asia	832	933	3,580	1,769

	$5,514	$3,846	$11,176	$6,894

Capital assets are located in the following countries:

	September 30, 2004	March 31, 2004
Canada	$7,210	$8,996
Belgium	1,871	2,161

Total	$9,081	$11,157

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  Exhibit 3.10
STUART ENERGY SYSTEMS CORPORATION Unaudited Consolidated Balance Sheets September 30, 2004 and March 31, 2004 (in thousands of dollars)
STUART ENERGY SYSTEMS CORPORATION Unaudited Consolidated Statements of Operations Three and Six Months ended September 30, 2004 and 2003 (in thousands of dollars except loss per share)
STUART ENERGY SYSTEMS CORPORATION Unaudited Consolidated Statements of Deficit Three and Six Months ended September 30, 2004 and 2003 (in thousands of dollars)
STUART ENERGY SYSTEMS CORPORATION Unaudited Consolidated Statements of Cash Flows Three and Six Months ended September 30, 2004 and 2003 (in thousands of dollars)
STUART ENERGY SYSTEMS CORPORATION Notes to the Unaudited Consolidated Financial Statements Three and Six months ended September 30, 2004, and 2003 (in thousands of dollars)